Exhibit 4.01



              FIRST SUPPLEMENTAL INDENTURE (the "Supplemental"), dated as of April 28, 1997, among Morton International, Inc., an Indiana corporation (the "Company"), New Morton International, Inc., an Indiana corporation to be renamed Morton International, Inc.
    ("New Morton"), and First Trust National Association, as trustee (the "Trustee").

                      			   W I T N E S S E T H:

            	 WHEREAS, in accordance with Section 901 of the Indenture relating to the 91/4% Credit Sensitive Debentures due June 1, 2020 of the Company, dated as of June 1, 1990, between the Company and the Trustee (the "Indenture"), the Trustee and the Company desire to add a definition to the Indenture of the phrase "assets and properties as, or substantially as, an entirety"; and

		            WHEREAS, pursuant to the Distribution Agreement, dated as
    of April 30, 1997, by and between the Company and New Morton, the Company is transferring its assets and properties to New Morton substantially as an entirety (the "Transfer");

		            WHEREAS, in accordance with Article Eight of the Indenture,
    New Morton desires to assume the obligations of the Company under the
    Indenture upon the Transfer and to succeed to, and be substituted for, and exercise every right and power of, the Company under the Indenture;
    and

		            WHEREAS, all things necessary to make this Supplemental
    Indenture a valid supplement to the terms of the Indenture have been done;

		            NOW, THEREFORE, the parties hereto agree as set forth below.

              Section 1. Amendment to Article Eight. Section 801 of the Indenture is hereby amended by adding the following sentence at the end of such Section:

		    "A conveyance, transfer or lease to any Person by the Company of its properties and assets constituting not less than 75% of the book value of the Company's assets (as reflected on the most recent regularly prepared consolidated balance sheet of the Company and its Subsidiaries prior to the date of such conveyance, transfer or lease) and representing not less than 51% of the Company's revenues and income from operations (for the most recently completed fiscal year for which audited financial statements of the Company and its Subsidiaries have been prepared prior to the date of such conveyance, transfer or lease) shall be deemed for purposes of this Indenture to be a conveyance, transfer or lease of the Company's properties and assets substantially as an entirety."

              Section 2. Assumption by New Morton. New Morton hereby expressly assumes the due and punctual payment of the principal of and interest on all of the Securities (as defined in the Indenture) and the performance of every covenant of the

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    Indenture on the part of the Company to be performed or observed.  New
    Morton hereby succeeds to, is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if New Morton had been named as the Company therein. In accordance with Section 802 of the Indenture, the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

              Section 3. Effectiveness. This Supplemental Indenture shall become effective on the date the Transfer becomes effective and duly executed counterparts hereof shall have been signed by the Trustee, the Company and New Morton.

              Section 4. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the conflicts of laws rules thereof.

              Section 5. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              Section 6. Defined Terms. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed in the Indenture.

             	IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

    Attest:                             MORTON INTERNATIONAL, INC.

    /s/ P. Michael Phelps               By: /s/ Thomas F. McDevitt
    P. Michael Phelps                       Thomas F. McDevitt
    Secretary                               Vice President Finance and Chief
                                  			  	      Financial Officer


    Attest:                             NEW MORTON INTERNATIONAL, INC.

    /s/ P. Michael Phelps               By: /s/ Thomas F. McDevitt
    P. Michael Phelps                       Thomas F. McDevitt
    Secretary                               Vice President Finance and Chief
					                                         Financial Officer


    Attest:                             FIRST TRUST NATIONAL ASSOCIATION,
						  AS TRUSTEE

    /s/ Patricia Trlak                  By: /s/ F. Sgaraglino
    Patricia Trlak                          F. Sgaraglino
    Vice President and Assistant            Vice President
       Secretary